UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 7, 2007, Ryerson Inc. issued the following press release.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

Ryerson Announces Expiration of U.S. Antitrust Waiting Period

Chicago, IL, September 7, 2007 – Ryerson Inc. (NYSE: RYI) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) relating to the proposed merger with an affiliate of Platinum Equity LLC expired on September 4, 2007. The HSR Act requires parties to mergers or acquisitions that meet certain thresholds to notify the Federal Trade Commission and U.S. Department of Justice of the transaction and observe a mandatory waiting period prior to closing the transaction. The expiration of the Hart-Scott-Rodino waiting period completes the pre-closing U.S. antitrust review process of the proposed transaction.

In addition, the transaction with Platinum is subject to pre-merger notification under the Competition Act (Canada). The company is in the process of seeking an advance ruling certificate from the Commissioner of Competition which would exempt the transaction from the pre-merger notification obligations. The parties also intend to seek from the Commissioner a “no-action” letter and a waiver of the parties’ obligation to notify the Commissioner in respect of the transaction.

The transaction is subject to the approval of Ryerson’s stockholders and other customary closing conditions and is expected to be completed in the fourth quarter of 2007.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson filed a preliminary proxy statement on August 28, 2007 with the Securities and Exchange Commission (the “SEC”) and plans to file a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s preliminary proxy statement in connection with the proposed merger which was filed with the SEC on August 28, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.